EXHIBIT 10.1
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                               PalWeb Corporation
                              1613 East 15th Street
                              Tulsa, Oklahoma 74120

August 1, 2004

Marshall S. Cogan
390 Park Avenue, 2nd Floor
New York, New York 10022

Dear Mr. Cogan:

         This letter of agreement (this "Letter of Agreement") sets forth the agreement of Marshall S. Cogan ("Cogan") and PalWeb Corporation (the "Company"), a corporation organized under the laws of the State of Oklahoma, with respect to the contemplated business relationship between the Company and Cogan.

         The Company and Cogan hereby agree as follows:

         1. Cogan shall serve as the Non-Executive Chairman of the Company's board of directors (the "Board") and shall perform such other services as the Company may from time to time request which Cogan agrees to undertake. It is contemplated that such services include but are not limited to assisting the Company in seeking financing opportunities, developing relationships with banking and other commercial/financial institutions developing marketing opportunities for the Company's product and the development of potential acquisition candidates for the Company. Cogan shall perform these services on behalf of the company and shall coordinate his efforts with those of Mr. Kruger ("Kruger"), President and CEO of the Company. The Company has provided an office for Cogan at its headquarters in Tulsa, Oklahoma; however, Cogan shall at his option and expense office primarily in the New York metropolitan area, but will travel as required in connection with the services to be provided by him hereunder.

         2. The term of the this Letter of Agreement (the "Term") shall begin on the date hereof (the "Effective Date") and end on July 13, 2007 (the "Expiration Date"), unless sooner terminated as provided herein; provided, however, that this Letter of Agreement shall continue for a minimum of three (3) years and thereafter from year to year following the Expiration Date unless the Board or Cogan elects otherwise, by giving notice of termination of this Letter of Agreement at least six months prior to the Expiration Date (as such date may be extended from time to time). Notwithstanding anything in this Letter of Agreement to the contrary, the term of this Letter of Agreement shall expire immediately and the Letter of Agreement and Warrant Agreement ("Annex B") shall become null and void in the event that either the Private Placement investments by Cogan totaling $500,000 as set forth in paragraph 8 fails to occur regardless of reason or if Cogan is terminated for any of the following reasons:

            (i) A refusal or material failure (as determined by the Company) of Cogan to perform the duties required of him in his position or gross negligence in the performance of those duties;

            (ii) Theft, embezzlement, willful misconduct on the part of Cogan or any act by Cogan which could materially injure the reputation or business of the Company (as determined by the Company) or of another employee of the Company; or
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            (iii)       Material violation of the provisions of this Agreement.

         The termination of the Warrant Agreement and the Letter of Agreement shall be the only consequence of Cogan not investing his $500,000 in the Private Placement.

         3. The Company shall pay to Cogan a base salary of $10,000 per month through September 2004 and beginning October 1, 2004 such base salary shall be $15,000 per month.

         4. Cogan shall be eligible to receive an annual bonus payment to be determined by the Board (excluding Cogan) with respect to any fiscal year completed during the Term, based on an evaluation by the Board of Cogan's performance of his duties hereunder; provided, however, that in no event shall such bonus payment be less than fifty percent (50%) of the bonus paid to Kruger for the relevant year.

         5. The Company shall allow Cogan and his spouse to participate in an employee health and insurance benefit plan on the same terms and conditions as Kruger.

         6. The Company shall provide Cogan with (a) a PalWeb American Express or Visa credit card and (b) an allowance thereunder of $3000 per month to cover all entertainment expenses incurred by him on behalf of the Company Travel, hotel and logistics expenses are separate from the entertainment allowance and shall be reimbursed by the Company upon receipt of documentation for all such reasonable expenses.

         7. Cogan covenants and agrees that he does not and will not seek control of the Company, whether directly or indirectly, for a period of ten (10) years from the date hereof and acknowledges and agrees that the President and CEO shall manage the Company and nominate members to the Company's Board of Directors. As further consideration for Cogan's covenant and agreement "not to seek control of the Company" the Company shall take all actions necessary to (a) cause the election of Cogan as of the date hereof to the position of Non-Executive Chairman of the Board, (b) cause Cogan's re-election as Non-Executive Chairman of the Board at each subsequent annual meeting of the Company's shareholders (including, without limitation, obtaining any requisite shareholder approvals) and (c) obtain any requisite consents of the Board and the holders of any of the Company's debt or equity securities to the transactions contemplated by this Letter of Agreement. The Company represents that as of the date hereof it has procured such consents verbally from Mr. Paul
A. Kruger and that this Letter of Agreement will not (x) violate the Company's Certificate of Incorporation, Certificate of the Designation, Preferences, Rights and Limitations of the Company's Series 2003 Cumulative Convertible Senior Preferred Stock or bylaws or (y) cause a breach or default under (with or without the giving of notice, the lapse of time, or both) any agreement or instrument to which the Company is a party or by which it or any of its assets is bound.

         8. Cogan shall invest in the Company's contemplated private placement transaction (the "Private Placement") on the same terms and conditions as the other investors in the Private Placement pursuant to a Subscription Agreement in the form attached hereto as Annex A. Such investment shall be made as follows: a total of $500,000 by October 2004. It is further agreed that Cogan will purchase shares in the private placement at the same price terms and conditions as the other investors.

         9. The Company shall grant to Cogan warrants to acquire 5% of the issued and outstanding shares of the Company's common stock (the "Common Stock"), calculated on a fully-diluted basis after giving effect to (a) the exercise, conversion and exchange into Common Stock of all exercisable,

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

convertible and exchangeable securities and (b) the Private Placement, the principal terms and conditions of which shall be as follows:

            (i) the Warrants for 1,250,000 PalWeb Shares shall vest twenty-five percent (25%) on the date hereof, twenty-five percent (25%) on September 30, 2005, twenty-five percent (25%) on September 30, 2006 and twenty-five percent (25%) on September 30, 2007 and upon vesting shall be immediately exercisable and shall have a term which expires on September 30, 2013;

            (ii) the exercise price of the Warrants (which may be paid in the form of cash or pursuant to a "cashless" exercise) shall be as follows: $0.50 per Share until expiration on September 30, 2013.

            (iii) the shares of Common Stock underlying the Warrants shall be entitled to the benefit of customary registration rights and indemnification and contribution in connection therewith.

                        The Company shall execute the Form of Warrant to be attached hereto as Annex B.

         10. This Letter of Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto. Any term of this Letter of Agreement may be amended and the observance of any term of this Agreement may be waived, only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. If an ambiguity or question of intent or interpretation arises with respect to the terms hereof, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

         11. This Letter of Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, without regard to the conflicts of laws principles thereof. Any action to enforce the terms of this Letter of Agreement may be brought in Oklahoma or United States Federal District Court of the Northern District of Oklahoma located in the County of Tulsa, and each of the parties to this Letter of Agreement hereby irrevocably consents to the jurisdiction of any such court over its person, and waives any defenses based upon improper venue, inconvenient forum or lack of personal jurisdiction. Each of the parties to this Letter of Agreement hereby irrevocably consents to service of process in any such action by delivery to such party by any of the methods set forth in paragraph 13 hereof.

         12. All notices, requests and other communications provided for or permitted to be given under this agreement must be in writing and shall be given by personal delivery, by certified or registered U.S. mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof): if to the Company, to PalWeb Corporation, 1613 East 15th Street, Tulsa, Oklahoma 74120, Fax: 214-745-4578, Attn: Warren Kruger; with a copy to William W. Pritchard, 320 South Boston Avenue, Suite 400, Tulsa, Oklahoma 74103 (when copy does not constitute notice)

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if to Cogan, to Marshall S. Cogan, 390 Park Avenue, 2nd Floor, New York, New
York 10022, Fax: (212) 271-3638 (with a copy (which copy does not constitute notice) to Steven H. Scheinman, Esq., Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York 10022, Fax: (212) 872-1002.

         13. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

         14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please so indicate by signing a copy of this Letter of Agreement in the space set forth below and returning such signed copy to the Company, whereupon this Letter of Agreement shall constitute a binding agreement as of the date hereof.

                                    Very truly yours,

                                    PALWEB CORPORATION


                                    By:   /s/ Warren Kruger
                                       -----------------------------------------
                                    Name: Warren Kruger
                                    Title: President and Chief Executive Officer


ACCEPTED AND AGREED TO:


      /s/ Marshall S. Cogan
---------------------------------
      Marshall S. Cogan







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